SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      October 2, 1998
(Date of earliest event reported)  (September 1, 1998)

CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
          Massachusetts                     0-13627       04-2731202
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          360 Second Ave., Waltham, Massachusetts         02154
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.  Other Events
The summary information contained herein is qualified in its entirety by reference to the text of the Loan and Security Agreement referred to herein and attached as an an exhibit hereto.

Goldman Sachs Credit Partners L.P./Fleet National Bank Facility

On September 1, 1998, the Registrant as Borrower, entered into a Loan and Security Agreement with Goldman Sachs Credit Partners L.P. and Fleet National Bank as Lenders.

Under the terms of the Loan and Security Agreement, the Lenders have provided a three-year senior secured credit facility to the Registrant consisting of revolving loans in the aggregate amount of up to $75 million (the "Credit Facility") The loans bear interest at 1.75% over the prime rate and are secured by a first priority perfected security interest on all of the Registrant's assets, provided, however, that the Registrant has the ability to exclude assets acquired through vendor financing. The Registrant may borrow $15 million unconditionally and $60 million based on trailing 120 days accounts receivable collections. The Registrant is obligated to pay a monthly line fee of $150,000 and also paid a one-time up front fee of $2,531,250, representing 3 3/8% of the facility. In the event that the Registrant wishes to prepay the loan, the agreement provides for a prepayment penalty of 2% during the first 18 months of the term of the loan.

As consideration for the Credit Facility, the Registrant has issued to the Lenders five-year warrants to purchase 974,412 shares of the Registration's Common Stock at an exercise price of $6.75 per share, representing 7.5% of the Registrant's fully-diluted equity. The Lenders have registration rights covering the future sale of the Common Stock issuable upon exercise of the warrants. The agreement provides that Goldman Sachs Credit Partners L.P. has the right to nominate a Goldman Sachs designee to the Company's Board of Directors.

Reference is made to the Loan and Security Agreement filed as an Exhibit hereto for all of the terms and conditions thereof.

Item 7c. Exhibits.

Exhibit 10.1	Loan and Security Agreement dated as of
September 1, 1998



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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CTC COMMUNICATIONS CORP.
                                         (Registrant)
                                  By: /s/ John D. Pittenger
                                         John D. Pittenger,
                                   Executive Vice President,
                                   Finance and Administration
October 2, 1998